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                                                                  EXHIBIT (a)(3)


                        [APPROPRIATE COMPANY LETTERHEAD]


SEPTEMBER 11, 2000

[OPTIONEE'S NAME]
[OPTIONEE'S ADDRESS]
[OPTIONEE'S ADDRESS]

         Re:      Pennzoil-Quaker State Company Stock Option Buy-Back Program

Dear [OPTIONEE'S NAME]:

                  Pennzoil-Quaker State Company (the "Company") is offering to purchase certain outstanding Company stock options under a voluntary stock option buy-back program (the "Program"), pursuant to the terms and conditions set forth in the accompanying Offer to Purchase and Letter of Transmittal (the "Offer"). Your outstanding stock options eligible for purchase by the Company under the Program ("Eligible Options") have a grant price of $24 or more and are listed by grant date on the ELIGIBLE OPTION CHART, attached to the Offer to Purchase as Attachment A.

                  Under the Program, you may elect to tender 50% or 100% of your Eligible Options by grant for purchase by the Company at the price per option share set forth on the ELIGIBLE OPTION CHART (the "Purchase Price"). The Purchase Price for each of the Eligible Options is based on 100% of each option's value under the "Black-Scholes" stock option valuation formula. If you decide to participate in the Program, you may make your election by returning the properly completed and executed Letter of Transmittal to:

                                    Pennzoil-Quaker State Company
                                    Pennzoil Place
                                    P.O. Box 2967
                                    Houston, Texas 77252-2967
                                    Attention: Darlene Cox

during the PERIOD COMMENCING ON MONDAY, SEPTEMBER 11, 2000 AND ENDING AT THE CLOSE OF BUSINESS (5:00 P.M. CENTRAL DAYLIGHT TIME) ON WEDNESDAY, OCTOBER 11, 2000 (the "Expiration Date").

                  The Purchase Price for any Eligible Options you elect to be purchased under the Program will be paid to you in a single lump sum amount (by check), less withholding for income and employment taxes, if applicable, promptly after the Expiration Date. You may withdraw your options from the tender offer at any time prior to the Expiration Date.

                  PLEASE NOTE THAT YOUR PARTICIPATION IN THE PROGRAM IS COMPLETELY VOLUNTARY. The Company neither requires nor requests that you participate in the Program. Furthermore, the Company suggests that before you make your decision, you should consult with your own legal,


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financial and accounting advisors as to the consequences of participating or not participating in the Program.

                  If you have any questions concerning the Program, please contact Darlene Cox at (713) 546-6634, Brenda McKee at (713) 546-4167 or Annette Eriksen at (713) 546-6617.

                                      Very truly yours,




                                      ------------------------------------------
                                      JAMES J. POSTL
                                      PRESIDENT AND CHIEF EXECUTIVE OFFICER